Exhibit 10.20

EXECUTION COPY

Agreement in the context

of the Binding Term Sheet dated 24 May 2023

SCHALAST

LAW I TAX

Mendelssohnstr. 75-77

60325 Frankfurt am Main

Gennany

Between:

(1)

Lokalradios RLP GmbH, having its registered office at Waffenstraf3e 17, 76829 Landau in der Pfalz, Ge1many, registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Landau in der Pfalz under no. HRB 33150;

(2)	Radio Frankfurt Media GmbH, having its registered office at Nibelungenplatz 3, 60318 Frankfurt am Main, Germany, registered in the commercial register (Handelsregister) under no. HRB 96571;

(3)

The Radio Group GmbH, having its registered office at Am Altenhof 11-13, 67655 Kaiserslautem, registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Kaiserslautem under no. HRB 33316;

(the paities in ( l) to (3) hereinafter refetTed to as the “Sellers” and each as the “Seller”)

(4)

Rezolve Limited, with registered office at 3rd Floor 80 New Bond Street, Mayfair, London, United Kingdom WlS ISB; registered with the Registrar of Companies for England and Wales under no. 09773823 (the “Pre Demerger Completion Buyer”);

(5)

Rezolve Group Limited, with registered office at 5 New Street Square, London, United Kingdom EC4A 3TW; registered with the Registrar of Companies for England and Wales under no. 14573691 (the “Post Demerger Completion Buyer”);

(the parties in (4) to (5) hereinafter refen-ed to as the “Buyer”)

(6)

ANY Lifestyle Marketing GmbH, with registered office at Nibelungenplatz 3, 60318 Frankfurt am Main, Gennany, registered in the commercial register (Handelsregister) at the local court (Amtsgericht) of Frankfurt am Main under no. HRB 33316 (the “Company”);

(7)

Stephan Schwenk, with business address at Nibelungenplatz 3, 60318 Frankfurt am Main, Ge1many acting in its own name and in its capacity as director with sole power to represent the Company and the Sellers (“Stephan Schwenk”);

(the parties in (1) to (7) hereinafter referred to as the “Parties”).

PRELIMINARY REMARKS

(A)

The Sellers have sold ali shares in the Company (the “ANY Shares”) to Buyer according to the terms of a binding term sheet dated 30 August 2021 (notarial <leed no. 197/2021 of the notary Dr. Tobias Kilian residing in Frankfürt am Main, Germany) (the “Original Term Sheet”).

(B)

In fülfilment of the obligations under the Original Term Sheet, ANY Shares were transferred to the Buyer as of 11 February 2022 (notarial <leed no. 34/2022 of the notary Dr. Tobias Kilian residing in Frankfurt am Main, Germany). Further the Consideration Shares were issued by the Buyer in specified proportions to the Sellers.

(C)

Following the issue of the Consideration Shares, the Buyer was to pay to Sellers a certain US$-amount under the provisions of Clause 2.3 (a) or (b) under the Original Te1m Sheet (“Remuneration”). This payment was to be in exchange for either (i) the transfer by Sellers of a certain number Consideration Shares to the Buyer or as it directs or (ii) the reclassification of a certain number of Consideration Shares as worthless deferred shares. The exact US$-amount of the Remuneration and the number of Consideration Shares to be transferred was dependent on whether or not the Buyer’s Listing (as deflned below) has occurred. At this time, such Listing was planned on or before 30 August 2022.

(D)

In the course of time it became clear that a Listing (as deflned below) could not be expected until 30 August 2022 (the first anniversary of the Original Term Sheet). Therefore, Sellers, Stephan Schwenk and the Pre Demerger Completion Buyer agreed by notarial <leed of notary Dr. Tobias Kilian residing in Frankfurt am Main, dated 9 June 2022 (<leed no. 123/2022) that up to and including 31 December 2022 the Sellers will not exercise and waive their rights under the Original Term Sheet until Buyer’s Listing (as deflned below) has occurred and/ or will not otherwise take any steps to revers or rescind from the transaction until the Long-Stop Date (“Standstill Agreement”). The Parties agreed on a monthly standstill fee in the amount of EUR 70,000.00 to be paid to the Sellers by the 10th of each months. Fees due under the Standstill Agreement have been paid once on 12 September 2022 (EUR 70,000.00) and on 8 December 2022 (EUR 140,000.00).

(E)

On 9 December 2022 a Re-Transfer Notice was given by notarial <leed of notary Dr. Tobias Kilian (<leed no. 236/2022) and the Original Tenn Sheet was reversed and the ANY Shares were, under the conditions of the Original Tenn Sheet, re-transferred to the Sellers. With Re-Transfer Notice the payment obligation under the Standstill Agreement has expired.

(F)

In May 2023 Parties agreed that the ANY Shares be transfe1Ted back (the “Transaction”) to the Buyer subject to Listing (as deflned below) and according to the tenns of a further binding term sheet dated 24 May 2023 (notarial deed no. 202/2023 of the notary Matthias Apelt residing in Frankfu1t am Main, Gennany) (the “Second Term Sheet”; Original Term Sheet and Second Term Sheet together the “Term Sheets”).

(G)

According to the Second Term Sheet, the completion of the Transaction, i.e. the sale and purchase and transfer in rem (dingliche Übertragung) (“Completion”) shall occur upon or as soon as possible after listing of the ordinaiy shares of the Buyer on an internationally recognised stock exchange (the “Listing”). In the event, that the Listing has not occurred by 30 November 2023 (the “Long-Stop Date”) the cancellation regulations under the Second Term sheet (in particular Clause 2.4) would become applicable.

(H)

By the Effective Date of this Agreement (as defined in Clause 8.2 below) Buyer’s Listing has not occun-ed and it is not expected that a Listing will occur until Long-Stop Date. For the avoidance of doubt, since the Completion is subject to Listing, neither the sale and purchase nor the transfer in rem of the Company shares have yet occuned.

(1)	On 28 September 2023 inter alía Buyer and Company concluded a loan agreement governed under UK law with a nominal loan amount of EUR 100,000.00 (the “Loan Agreement”). The loan amount was disbursed.

(J)

The Sellers are currently still considering whether to agree to an extension of the Long-Stop Date. lf so, the patties would enter into an additional agreement on the Term Sheets. The Buyers would like Stephan Schwenk to sign the Confitrnation attached hereto as Annex J (“Confirmation Letter”).

(K)	Against this background the Parties have agreed to conclude this Agreement.

IT IS CLARIFIED AND AGREED AS FOLLOWS:

l.	DEFINITIONS AND INTERPRETATION

1.2

Capitalised terms defined or referred to in this Agreement shall have the same meaning given to them in the Original Tetm Sheet (attached to this Agreement as Annex 1) and Second Term Sheet (attached to this Agreement as Annex 2), as the case may be, unless otherwise defined in this Agreement or indicated otherwise in context.

1.2	Reference in this Agreement to the Buyer shall refer to Pre Demerger Completion Buyer in relation to the period before the Demerger Completion and to Post Demerger Completion Buyer.

2.	AMENDMENT TO THE SECOND TERM SHEET- POSTPONEMENT OF THE LONG-STOP DATE

2.1	Stephan Schwenk undertakes to sign the Conformation Letter.

2.2

The Sellers and the Company undertake to the Buyer to continue to provide figures and data for the years 2022 and 2023 as pa1t of the Buyer’s audit in connection with the Listing and the 2023 annual audit. The Buyer undertakes and guarantees to pay ali third-party costs incurred in this connection, in particular those incurred by the Thomas Maier & Partner Steuerberater, Rechtsnwalt mbB, immediately (unverzüglich) after invoicing.

2.3	Clause 2.2 is subject to the following conditions precedent to be fulfilled by Buyer:

(i)	Payment of the Contribution Fee (as defined in C/ause 3.1 below) in the total amount of EUR l00,000 according to Clause 3.1; and

(ii)

Payment of the outstanding notary fees of nota1y Matthias Apelt (Schreiber Hahn Sommerlad Rechtsanwalte PartG mbB) under invoice no. 23N00268 dated 6 July 2023 in the amount of EUR 44,213.50 arisen in connection with the notarization of the Second Term Sheet.

3.	CONTRIBUTION FEES

3.1	For the contribution to this agreement and the undertaking to execute the Confirmation Letter, The Buyer shall pay to the Sellers a fee in the amount of EUR 100,000.00 (the “Contribution Fee”).

3.2

With regard to the Contribution Fee under Clause 3.1 (i), Company hereby declares the off-set (Aiifrechnung) pursued to sections 387 et seqq. of the German Civil Code (Biirgerliches Gesetzbuch, “BGB”) with Buyer’s claims under the Loan Agreement. It is therefore not necessaiy to wire the amounts referred to in Clause 3.1 and the Loan Agreement back and forth.

4.	POSITIVE KNOWLEDGE

The Buyer hereby confirms that they have positive knowledge of ali value-forming factors with regard to the Company and positive knowledge of ali information and documentation refetTed to and exchanged in the course of the preparation of the purchase of the ANY Shares and within the Pre Demerge period.

5.	WARRANTIES

5.1	Buyer confirms and accepts that as of the Effective Date (as defined below), no seller warranties have been broken by Seller under the Term Sheets.

5.2	With effect from (and including) the Effective Date a breach of warranties under the Tenn Sheets cannot be invoked by Buyer for the period prior to this Agreement.

6.	CONTINUED VALIDITY AND SCOPE OF THE AGREEMENT

6.1

The regulations agreed and declarations made in this Agreement shall neither be affected by any change of the legal form (Rechtsform) of the Parties nor by any change of Parties’ shareholders (Gesellschaftetwechsel) and preserve continued validity.

6.2

To the extent applicable and in the sense of a contract for the benefit of a third party (Vertrag zugunsten Dritter) pursuant to Section 328 para. BGB this Agreement shall apply to Sellers’ affiliates in the same way as it applies to the Sellers themselves. Declarations made to Sellers are also effective vis-a-vis their affiliates.

6.3	Affiliates in the meaning of Clause 6.2 shall refer to Section 15 German Stock Corporation Act (Aktiengesetz, AktG) and relevant provisions of the German Insolvency Code (/nsolvenzordnung, InsO).

7.	GOVERNING LAW AND JURISDICTION

7.1	This Agreement and any non-contractual obligation arising out of or in connection with it are governed by Gem1an law.

7.2	The courts of Frankfurt am Main shall have jurisdiction to settle any disputes in connection with this Agreement, including a dispute as to its validity.

8.	GENERAL PROVISIONS

8.1

If a provision of this Agreement is or becomes legally invalid or if there is any gap that needs to be filled, the validity of the remaining provisions shall not be affected. Invalid provisions shall be replaced by common consent with such provisions which come as close as possible to the intended result of the invalid provision. In the event of gaps such provision shall come into force by common consent which comes as close as possible to the intended result of the agreement, should the matter have been considered in advance.

8.2	This Agreement shall take effect on the date of execution, i.e. the date of the last signature (“Effective Date”).

8.3

This Agreement has been drawn up in English language. However, where a German translation of a word or phrase appears in the text of this Agreement in parentheses, the German translation of such word or phrase shall prevail.

*****

SIGNATURES

Lokalradios RLP GmbH

Signature: /s/ Stephen Schwenk

Place/ date:

Name:

Title:

Radio Frankfurt Media GmbH

Signature: /s/ Stephen Schwenk

Place/ date:

Name:

Title:

The Radio Group GmbH

Signature: /s/ Stephen Schwenk

Place/ date:

Name:

Title:

Rezolve Limited

Signature: /s/ Dan Wagner	Signature: /s/ Peter Vesco
Place/ date: London, 17 November 2023	Place/ date: Frankfurt, 17.11.2023
Name: Dan Wagner	Name: Peter Vesco
Title: CEO	Title: President Financial Service & CEO EME,

Rezolve Group Limited

Signature: /s/ Dan Wagner	Signature:
Place/ date: London, 17 November 2023	Place/ date:
Name: Dan Wagner	Name:
Title: CEO	Title:

ANY Lifestyle Marketing GmbH

Signature: /s/ Peter Vesco
Place/ date: Frankfurt, 17.11.2023
Name: Peter Vesco
Title: Chairman Anylifestyle Marketing GmbH

Stephan Schwenk

Signature: /s/ Stephan Schwenk
Place/ date:

ANNEX J

CONFIRMATION LETTER

Confirmation

Power of disposal over ANY Lifestyle Marketing GmbH

in connection with binding Term Sheets on the Sale and Purchase of Company shares dated

30 August 2021 and 24 May 2023

Stephan Schwenk, with business address at Nibelungenplatz 3, 60318 Frankfurt am Main, Germany acting in its own name and in its capacity as managing director of each of the shareholders of the Company in their role as Sellers confinns as follows:

l.	DEFINITIONS AND INTERPRETATION

Capitalised terms defined or referred to in this confimrntion (“Confirmation”) shall have the same meaning given to them in the Amendment No. 1 to Binding Term Sheet dated 24 May 2023 and Clarification Agreement (attached to this Confirmation as Annex !), unless otherwise defined in this Confirmation.

2.	EFFECTIVE POWER WITH RESPECT TO ANY LlFESTYLE MARKETING Gl\lBH (“COMPANY”)

2.1

Both, the Original Term Sheet dated 30 August 2021 and the Second Term Sheet dated 24 May 2023 provide for regulations stating that after the date of signing the respective Term Sheet and pending Completion, the Sellers shall continue to run the business in its ordinary course but shall require consent of the Buyer for any of the acts listed in Schedule 4 respectively Schedule 3 of the respective Term Sheet (Clause 7.9 in connection with Schedule 4 of the Original Term Sheet and Clause 8.8 in connection with Schedule 3 of the Second Term Sheet, both Schedules attached as Annex 2 and 3 to this Con.firmation).

Consequently, for ali acts listed in Schedule 4, respectively Schedule 3, the Buyer effectively have the power to disposal (Ve1fügungsmacht) over the Cornpany. As futiher consequence, the Buyer runs the business and has a significant intluence on the Cornpany’s return.

2.2	Further, according to Clause 7.9 of the Second Term Sheet Dan Wagner and Peter Vesco have been entitled to provide the content described under Clause 2.1.

2.3

Finally, the effective power in the Company is supported by, inter alía: (i) email communication from Dan Wagner to Peter Vesco ancV or Heiko Carstens in its role as former director of the Company; (ii) the former appointment of Heiko Carstens as managing director of the Company approved by Peter Vesco and Dan Wagner (iii) the former appointment of Florian Schuck as managing director and its approval by Peter Vesco and Dan Wagner and (iii) agendas to discuss weekly meetings.

3.	FUNDING OF ANY WORKING CAPITAL SHORTFALLS BY BUYER

On 30 April 2023 Buyer declared to fund any working capital shortfalls to be incurred by the Company including but not limited to the settlement of invoices.

*****

Lokalradios RLP GmbH Radio Frankfurt Media GmbH

The Radio Group GmbH

each as shareholder of the Company and Seller and each represented by

Signature: /s/ Stephan Schwenk
Place/ date:
Name: Stephan Schwenk
Title: Managing Director

Peter Vesco

Signature:
Place/ date:

Dan Wagner

Signature: /s/ Dan Wagner Place/ date: London, 17 November 202

ANNEX 1

ORIGINAL TERM SHEET

ANNEX 2

SECOND TERM SHEET

ANNEX 3

NOTARIAL DEEDS